Exhibit 99.1
[ONEOK Logo]	News

March 16, 2005	Media Contact: Megan Whalen
918-588-7572

ONEOK names Vivian Hale

Associate General Counsel-Regulatory

Tulsa, Okla. -- ONEOK, Inc. (NYSE:OKE) today announced Vivian Hale will become associate general counsel-regulatory effective April 1, 2005. She will have responsibility for managing the legal affairs of ONEOK's regulated businesses.

Hale will report to John Barker, senior vice president and general counsel, at ONEOK. She comes to the company from Gable & Gotwals, a Tulsa law firm, where she specialized in federal and state regulatory matters. She has represented Oklahoma's largest natural gas public utility, Oklahoma Natural Gas Company, a division of ONEOK, before the Oklahoma Corporation Commission for the past several years.

Barker said, "Vicky brings a wealth of regulatory experience to ONEOK. She will be an important addition to our legal team."

A graduate of Tulsa University, Hale holds a Bachelor of Science degree in Psychology. She received her Juris Doctor with honors from the University of Tulsa in 1990. She is a member of the American Bar Association.

To obtain an electronic photo file of Hale, visit the ONEOK Web site: http://www.oneok.com/download/VHale2.tif.

---------------------------------------------------------------------------------------------------------------------

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving almost 2 million customers.  We gather, process, store and transport natural gas in the mid-continent region of the United States.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the United States.  We are also involved in oil and gas production in Oklahoma and Texas.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

###